EXHIBIT 21.1

LIST OF SUBSIDIARIES

Name	Jurisdiction
Cimarron Medical Software, Inc.	Utah
Sun BioPharma Australia Pty Ltd	Australia
Sun BioPharma Research, Inc.	Delaware